Exhibit 99.1

Year-End 2022 - Earnings Release

FOR IMMEDIATE RELEASE

From:  Roger Dick

           Uwharrie Capital Corp

           704-983-6181

Date:  February 27, 2023

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.02 billion at December 31, 2022, versus $939.7 million at December 31, 2021.

Net income for the twelve-month period ended December 31, 2022, was $8.2 million versus $10.1 million for the same period in 2021.  For the twelve months ended December 31, 2022, net income available to common shareholders was $7.7 million, or $1.08 per diluted share, compared to $9.5 million, or $1.29 per diluted share, for December 31, 2021. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The key driver of the reduction in earnings year-over-year is primarily attributable to the reduction in income from mortgage banking as a result of the drastically increasing interest rate environment, causing a significant slow-down in mortgage originations and virtually no re-finance incentive for homeowners.

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.